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                                                                 EXHIBIT 3.3
                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          ALYDAAR SOFTWARE CORPORATION


                                 Pursuant to the
                     North Carolina Business Corporation Act

         Alydaar Software Corporation, a corporation organized and existing under the laws of the State of North Carolina (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation ("Articles of Amendment"):

         1. The name of the Corporation is Alydaar Software Corporation.

         2. These Articles of Amendment were duly adopted by the shareholders of the Corporation on June 4, 1999 in accordance with the provisions of the North Carolina Business Corporation Act (the "Act"). The text of each amendment is set forth below:

                  (a) Section 1 of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

         "1. The name of the corporation shall be Information Architects Corporation."

                  (b) Section 2 of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

         "2. The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares, of which 1,000,000 shares shall be Preferred Stock, $.001 par value per share (the "Preferred Stock"), and 50,000,000 shares shall be Common Stock, $.001 par value per share (the "Common Stock").

         The Board of Directors of the Corporation, by resolution, shall establish the rights, privileges, vote, liquidation preference, series, convertibility, dividend (whether cumulative or non-cumulative), and redemption provisions of the Preferred Stock."

                  (c) Section 3 of the Articles of Incorporation shall be deleted in its entirety and the following substituted in lieu thereof:

         "3. The address of the current registered office of the Corporation in the State of North Carolina is 4064 Colony Road, Charlotte, NC 28211, Mecklenburg County, North Carolina; and the name of its current registered agent at such address is J. Dain Dulaney, Jr."

         3. These articles shall be effective upon filing.

         IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on June 16, 1999.

                                        ALYDAAR SOFTWARE CORPORATION


                                        By:/s/ J. Dain Dulaney, Jr.
                                           --------------------------
                                        Name:    J. Dain Dulaney, Jr.
                                        Title:   Secretary